Operator

Good day, ladies and gentlemen, and welcome to the Questcor Pharmaceuticals second quarter of 2013 earnings conference call. At this time, all participates are in a listen-only mode. Later, we’ll conduct a question-and-answer session, and instructions will follow at that time. (Operator Instructions).

As a reminder, this conference is being recorded. I will now turn the call over to your host, Doug Sherk of EVC. Please go ahead.

Doug Sherk

Thank you, Stephanie, and good afternoon, everyone. Thank you for joining us today for the Questcor Pharmaceuticals conference call to discuss the second quarter of 2013 financial results. This afternoon after the market closed, Questcor received its earnings release, which is posted on the Company’s website at www.questcor.com.

Today’s call is also being broadcast live via webcast, which is available at the Questcor website. A slide presentation will accompany today’s remarks by management. To access both the webcast and the presentation slides, go to Questcor’s website, click the Investor Relations link, and then click on Events and Presentations.

For those of you listening to today’s call via telephone, you can review the accompanying presentation slides on the webcast, as I’ve just reviewed. Just make sure you choose the no-audio, slides-only option. There’ll be a taped replay of this call, which will be available approximately one hour after the call’s conclusion, and will remain available for seven days. The Operator will provide the replay instruction at the end of today’s call.

Before we get started, we’d like to remind you that during the course of this conference call the Company will make projections and forward-looking statements regarding future events.

We encourage you to review the Company’s past and future filings with the SEC, including without limitation the Company’s Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements. These factors include Questcor’s reliance on Acthar for substantially all of its net sales and profits, its ability to receive strong levels of reimbursement from third party payers, and risks associated with Questcor’s R&D program.

The Company will also make statements relating to non-GAAP financial measures, including non-GAAP net sales and earnings per share. Investors should refer to the Regulation G non-GAAP reconciliation table included as part of the Company’s earnings release today.

The Company 10-Q for the second quarter is planned to be filed with the SEC later this week. The Company will also make comments about the level of net sales in the therapeutic areas in which Acthar is used to treat patients. Please note that the commentary regarding this subject is based on internal Company estimates, and these estimates could turn out to be incorrect.

During the question-and-answer session today, please keep your questions to two, and then re-queue for any additional questions.

Finally, consistent with Questcor’s previously-announced policy, the Company will not respond to questions about its trading window, stock repurchase blackout policy, potential or pending government investigations, or mergers and acquisitions matters.

With that, let’s turn the call over to Don Bailey, President and Chief Executive Officer of Questcor.

Don Bailey

Thanks, Doug. Good afternoon, everyone. With me today are Steve Cartt, our Chief Operating Officer; Dr. David Young, our Chief Scientific Officer; and Mike Mulroy, our Chief Financial Officer and General Counsel. They will each make prepared remarks. Then I will wrap things up, and we’ll take your questions.

In the second quarter, our expanded commercial effort continued to build positive momentum, which resulted in record financial results. We saw an increase in underlying demand for Acthar in the second quarter, as demonstrated by growth in Acthar prescriptions across the mix of therapeutic areas that we currently serve.

In addition, our newest focus on educating rheumatologists about Acthar and its availability for treating patients suffering from dermatomyositis, polymyositis, and certain other rheumatology indications, for which Acthar is FDA-approved, is working well, with increased usage of Acthar amongst — among rheumatologists, driving our growth in the quarter.

During the quarter we shipped 7,050 vials of Acthar, up 50% compared to 4,710 vials in the year-ago quarter. The strong execution by our commercial team resulted in second quarter net sales on a GAAP basis of $184.6 million. This includes $177 million of Acthar sales, up 57% from the prior-year period, and $7.5 million of revenue from BioVectra. Net sales on a non-GAAP basis were $196.1 million, up 74% from $112.5 million in the second quarter of 2012.

At the same time, we are optimistic about our future growth potential. We achieved important milestones during the quarter and in recent weeks, that we believe will strengthen the foundation for additional growth over the near, medium, and long term.

For the next several years, we will continue the commercial expansion effort already well underway, and we will continue to explore the use of Acthar to provide therapeutic benefit to patients suffering from other series, difficult-to-treat, autoimmune and inflammatory disorders currently on the Acthar label.

In a few minutes, Steve will review our new pilot commercialization effort for respiratory manifestations of symptomatic sarcoidosis, which is potentially serious, difficult-to-treat disorder, already on the FDA-approved package insert for Acthar.

The pilot effort will focus on pulmonologists, who are the respiratory specialists who treat this rare autoimmune disorder, and will follow the model we have successfully used in the neurology, nephrology, and rheumatology specialty markets.

For the mid-term timeframe, in the second quarter we acquired the rights to Synacthen, which will further expand our melanocortin research and development program, and provide Questcor with a platform for international growth.

Longer-term, we continue to explore the use of Acthar for new indications that are not on the Acthar label, including our recently-initiated Phase 2 study in ALS. ALS is often referred to as Lou Gehrig’s disease and is a progressive degenerative disease affecting motor neurons.

David will review the clinical study for ALS and Acthar’s potential role in the treatment of this disease, later on in this call. David will also comment on additional progress on the Acthar scientific front, including positive results that were recently presented from a key investigator-initiated study in lupus flares which, when published, could impact how rheumatologists view Acthar as a potential treatment alternative for lupus patients.

Let me turn the call over to the rest of the team to provide more detail on our results and activities. I’ll get back on the call at the end to provide an update on our outlook. Steve?

Steve Cartt

Thanks, Don, and good afternoon, everyone. I’ll provide a review of second quarter results for our key markets of nephrology, MS relapses, rheumatology, and infantile spasms.

In the second quarter, after adjusting for the one-time accounting charge of $11.5 million discussed in our earnings release, we generated $189 million in Acthar net sales on a non-GAAP basis, a significant increase over the same period last year. We believe this $189 million figure better profiles the business level for Acthar in the quarter, as it excludes both BioVectra revenues and the one-time accounting charge.

Clearly, the prescription levels and vial shipment activity that we saw in late March and in April, extended through the second quarter. The prescription trends in the quarter reflect continued solid demand and favorable insurance coverage for Acthar across all of our markets.

In particular, we are experiencing an early and rapid increase in Acthar prescribing by rheumatologists for dermatomyositis, polymyositis, rheumatoid arthritis, and lupus.

As a reminder, we significantly expanded our rheumatology commercial effort in February of this year when we increased our rheumatology sales force from 12 sales reps to 55 reps. We are encouraged by the positive earlier results from this expanded effort.

Let me provide further details on what we’re seeing in each of our businesses. Total new paid prescriptions for Acthar were approximately 2,250 to 2,275 in the second quarter, an increase of over 30% year over year.

For nephrology, presently our largest market, we had between 400 and 405 new paid Acthar prescriptions during the second quarter, up about 20% over the same period last year.

We believe this growth is due to nephrologists recognizing the need for additional treatment options in nephrotic syndrome patients, particularly those who’ve already tried first-line therapy or even second- or third-line therapy, and are in need of another FDA-approved treatment alternative.

We believe that the average patient with nephrotic syndrome uses around 7 or 8 vials per course of therapy. Nephrology currently represents about 40% of Acthar business. As a reminder, nephrotic syndrome that is not well controlled often leads to end-stage renal disease, which requires lifelong renal dialysis or a kidney transplant.

Moving on to neurology, there were between 1,285 and 1,295 Acthar prescriptions in MS during the quarter, up about 12% over the year-ago quarter. On average, there are about 1.5 vials dispensed per Acthar prescription for MS relapse, and MS currently represents over a quarter of Acthar’s business.

I’ll turn now to our newest market, rheumatology. As you may recall, following encouraging results from our small pilot effort during the third and fourth quarters of last year, we significantly expanded our rheumatology commercial team from 12 sales reps to 55 reps in February.

The second quarter was our first full quarter with this expanded team, educating rheumatologists about Acthar and its availability for the treatment of dermatomyositis, polymyositis, and certain other rheumatology-related indications for which Acthar is FDA-approved.

While we are still in the early stages of this new effort, we’re pleased with our progress. In the quarter, rheumatologists wrote between 315 and 320 new paid prescriptions for Acthar in approved indications, more than double the level of rheumatology prescriptions in the first quarter, making this probably the best Acthar launch into a new therapeutic area that we have yet experienced.

It’s important to note that we saw more prescriptions in the quarter for other on-label rheumatology indications, particularly rheumatoid arthritis and lupus, than there were prescriptions for DM/PM. We believe this prescribing activity illustrates the need for an additional treatment alternative for these conditions, as well as the significant long-term potential for Acthar in rheumatology.

We are seeing an average of five vials per prescription in rheumatology. These vials are usually dispensed to patients over roughly a three-month period or so. Importantly, like in our other approved indications, insurance coverage for Acthar in our rheumatology-related indications has been favorable.

Overall, we’re very encouraged by our early performance in this important new market for Acthar, and believe Acthar prescribing by rheumatologists will continue to increase.

I’ll now comment briefly on infantile spasms. Acthar prescriptions for IS in the second quarter of 2013 were between 210 and 215, up 25% year over year.

It is important to note we have significant quarter-to-quarter variability in paid IS prescriptions due to fluctuations in the incidence of this very rare and devastating disorder. As a reminder, a typical course of therapy for IS is roughly 3.5 to 4.5 vials over the course of 2 to 4 weeks.

We continue to be fully committed to providing rapid access to Acthar for this vulnerable patient population, and also to provide support for continued research and educational efforts related to IS.

I’ll now comment briefly on our pilot commercialization effort for Acthar for the treatment of respiratory manifestations of symptomatic sarcoidosis, a potentially serious, difficult-to-treat disorder, already included on the FDA-approved package insert for Acthar.

In early July we announced our plans to start a small pilot sales force of five to ten representatives, focused on pulmonologists, who are the respiratory specialists treating this rare autoimmune disorder.

We have just assigned a very experienced, proven member of our commercial team to lead this important new effort, and we expect hiring and training of the new pulmonology sales personnel to be completed during the third and fourth quarters of this year, with calls to pulmonologists beginning some time during the fourth quarter.

Symptomatic sarcoidosis appears to carry all the hallmarks of a classic Acthar opportunity, based on the small size of the patient population and the treating physician population, and the seriousness of the disorder.

Only Acthar and steroids are approved for this indication; and pulmonologists we have spoken to, indicate that there are a significant number of patients in need of an additional treatment alternative.

Like lupus, sarcoidosis can manifest in a number of areas. In most patients this includes the lungs, but in some patients it can also include the skin, eyes, and muscular skeletal systems.

There are an estimated 150,000 sarcoidosis patients in the US, with roughly half suffering from symptomatic disease activity. We estimate, based on market research interviews and discussions with key opinion leaders, that 30,000 to 35,000 patients with this condition might be appropriate candidates for Acthar therapy.

On a final note, and as I alluded to earlier, we believe that the overall reimbursement environment for Acthar continues to remain favorable across all key Acthar indications, based on our analysis of claims processing activity.

It is important to remind everyone that Acthar prescriptions are handled on a case-by-case basis, with the vast majority of cases undergoing significant review by the payer for appropriateness.

In a few moments I’ll turn the call over to David Young, our Chief Scientific Officer, to talk about our R&D activities; but first I’d like to comment on the latest addition to our product portfolio, Synacthen.

We’re quite intrigued by the possibilities with Synacthen, both in the US and internationally. While there is much work to be done, our activities to transition Synacthen from Novartis are now well underway.

We are working with Novartis personnel to transfer critical data and information, are in the process of beginning to make contact with current distributors, and are conducting a full assessment of data that Novartis has available on the product. As was the case with Acthar back when we acquired it in 2001, the Synacthen business has been severely neglected over the years and clearly needs to be reenergized.

The major difference, of course, between the two situations, is that Synacthen has never been made available to patients in the US, despite decades of being available to patients outside the US. For the first time, we are now poised to invest the dollars required to develop Synacthen for the US market, in an effort to finally change that lack of availability after so many years.

This opens up many possibilities. Our own internal research indicates that, while the two products are in the same general class, there are significant and important differences between Acthar and Synacthen.

This is leading us to consider Synacthen for a range of possible indications, including some for which it is approved in certain markets outside the US, and others where it has never been approved, but where we believe it could potentially play an important therapeutic role for patients.

However, because so much of the Synacthen data is old, and some is even nonexistent, we are in the process of performing preliminary scientific and commercial analyses to help us select the top indications from a list we have determined, based on what we now know about Synacthen’s pharmacology and clinical properties.

Planning activities are in progress, related to the initial evaluations of a select group of these potential Synacthen indications, and we look forward to providing further updates on this newly-initiated development program as key activities get underway.

I’ll now turn the call over to Dr. David Young, our Chief Scientific Officer, who will bring you up to date on our scientific efforts and Company-sponsored clinical programs. David?

David Young

Thanks, Steve. Good afternoon, everybody. I am pleased to provide you with an update on our R&D efforts. Overall, activity continues to grow in our R&D programs through Company-sponsored and investigator-initiated studies. Today, however, I will focus my comments largely on our Company-sponsored research programs, and one key investigator-initiated study in lupus flares.

The purpose of the Company-sponsored research has been, and will be — one, to better understand the difference and potential therapeutic benefit of various melanocortin peptides; two, to better understand the benefit of Acthar on devastating medical conditions for which patients need another treatment option; three, to build on the body of evidence surrounding the efficacy and safety of Acthar for on-label indications; and four, to develop the evidence to demonstrate the clinical benefit of Acthar, and Synacthen new indications.

Let me begin by providing some insight into what we are finding in the melanocortin peptide non-clinical research that is proving to be important to our neurology, nephrology, and rheumatology indications.

We have investigated the effect of Acthar on immune cells, and have found effects different than that seen with steroids for synthetic melanocortin peptide. In studies looking at Acthar’s direct effect on cells, we have again found that Acthar can act differently from steroids or synthetic melanocortin peptides. This non-clinical research continues to add to the body of evidence that Acthar is unique and different than steroids or Synacthen.

Let me update you on our Company-sponsored clinical studies related to the on-label Acthar indications. Our idiopathic membranous nephropathy Phase 4 study is ongoing. As a reminder, this is a randomized placebo-controlled trial enrolling treatment-refractory patients, which we define as patients nonresponsive to other therapy, or as having relapsed from partial remission on other therapy.

The screening and enrollment for this study has been extremely poor. Two major reasons have been that patients were excluded who had progressive membranous nephropathy, which is very difficult to treat, and some patients or physicians have not wanted to take the chance that the patient might receive a placebo.

We cannot change the placebo [concept]; but in our desire to complete this trial sooner rather than later, we recently altered the protocol to include the progressive membranous nephropathy patient, as well as made other protocol changes to expand the pool of patients qualified for this study.

We also have a Phase 4 randomized, placebo-controlled trial underway, looking at persistently active systemic lupus erythematosus, or SLE. This study was initiated in the fourth quarter of last year. Although conventional treatment for SLE usually includes corticosteroids and other treatment, there is a need for alternative therapeutic options, particularly in those lupus patients who may not be adequately controlled with, or who are intolerant to other therapy.

Our enrollment rate per site per month, has been approximately what we projected. However, there have been significant delays in getting sites up and running because the site IRB and contract (inaudible) have been slow. We still expect to have top line data in 2014, and the study should complete in 2015.

In a related SLE study, recently interim results were presented from a small investigator-initiated open-labeled study, evaluating the ability of Acthar to reduce severity of active lupus flares in patients who had inadequately responded to other treatment.

These interim results revealed that, when treated with Acthar, patients had physically significant improvement in the standard lupus endpoint that indicate reduction of disease activity. We understand from the investigator that he has now completed the study and is preparing to submit the data to a peer-reviewed publication later this year.

Based on our growing knowledge of Acthar’s biological activity, we are also evaluating, through Company-sponsored IND trials, Acthar’s efficacy and safety in other indications not currently on-label.

We recently announced that patient screening has commenced for our safety/tolerability Phase 2 study of Acthar in patients with ALS, or Lou Gehrig’s disease.

ALS, as discussed before, is a life-threatening, progressive, neurodegenerative disease that affects nerve cells in the brain and the spinal cord. No clinical research efforts — I’m sorry, non-clinical research efforts have provided us with data suggesting that Acthar may be of therapeutic benefit to patients with ALS, leading us to conduct this Phase 2 study.

The study will seek to enroll up to 40 patients in an eight-week, randomized, open-label trial, designed to explore the safety and tolerability of four dosing regimens of Acthar. Patients who successfully conclude the initial eight-week trial will then have the option to participate in a 28-week open-label expansion.

The study will also examine whether Acthar provides any functional improvement to ALS patients.

We anticipate that the results of this study will provide us and the FDA with important information to determine next steps in our development program.

Our diabetic nephropathy Phase 2 proof-of-concept study, which is a randomized, placebo-controlled trial, continues to actively screen and enroll patients. Approximately 50% of the patients are now enrolled. We should be able to complete enrollment by the first half of 2014.

Longer-term, we are evaluating other on-label and new indications for Acthar, and are certainly excited about the opportunities we have with the recent acquisition of Synacthen.

Based on our understanding of the different melanocortin peptides, we are excited about working on Synacthen, which, while in the same class of compounds as Acthar, provides a different pharmacological profile than Acthar, thus potentially offering a greater clinical benefit than Acthar for some indications.

We are evaluating the potential Synacthen indications, as Steve mentioned. We will provide further updates as key activities get underway.

As you can see, we have a growing level of non-clinical and clinical research underway. We look forward to keeping you posted on the progress of these programs as the year evolves. Now, Mike Mulroy, our CFO, will discuss financial highlights. Mike?

Mike Mulroy

Thanks, David. Good afternoon, everyone. Please note that I will reference various non-GAAP financial measures in my remarks. In our earnings release that went out just after the market closed today, we provided a reconciliation table, and that table is also provided in the slides accompanying this call. Investors are encouraged to refer to the table.

Net sales on a non-GAAP basis for the second quarter were $196.1 million, which includes $188.5 million of Acthar sales and $7.5 million of revenue from BioVectra. To calculate non-GAAP net sales, we have added back $11.5 million related to an estimated Medicaid rebate liability relating to Questcor’s entry into the Medicaid system after acquiring Acthar in 2001. The liability is for the period from 2002 to 2009. This does not impact periods subsequent to 2009.

In the second quarter of 2013, our sales reserve rate, which includes Medicaid, was 12.6% of our gross revenues of $211 million, or $26.5 million. Excluding the $11.5 million discussed above, our sales reserve rate was 7.1% of gross revenue, or $15 million. This percentage has declined from prior periods as a reduced Medicaid rebate went into effect in the first quarter of 2013.

We continue to see growth in OpEx, with second quarter reflecting the addition of a newly-expanded rheumatology field force, a substantial increase in R&D investment, and the inclusion of BioVectra’s operating expenses.

R&D investment in the second quarter increased 44% to $12.2 million, as compared to $8.5 million for the year-ago period. Our operating margin on a non-GAAP basis was 58%, down from 60% in the year-ago quarter, reflecting the build-out of our operations to support the growth in our business. Our operating margin was also reflected by the addition of BioVectra, which, as a specialty contract manufacturer, has lower operating margins than our base business.

We expect to continue to grow our R&D effort and other important programs, and expect to see OpEx grow by $5 million to $10 million in the third quarter, over the level in Q2.

For the first time in Questcor’s history, operating income in a quarter exceeded $100 million. For the second quarter we were at $103.1 million compared to $61 million for the second quarter of 2012.

Turning to the bottom line, GAAP earnings per share for the quarter were $1.12 diluted, based on 61.5 million diluted shares outstanding, up from $0.65 in the year-ago period. Non-GAAP earnings per share for the quarter were $1.35 diluted, up from $0.69 in the year-ago period.

While we have made important investments in 2013 in both BioVectra and Synacthen, our balance sheet remains strong. We have post-closing payment obligations in both transactions, but expect to fund these obligations out of working capital. At July 26th we had $190.6 million in cash, which included $75 million in restricted cash.

We also continue to generate cash. Operating cash flow during the second quarter was $81.5 million, driven primarily by net income of $69.1 million in the quarter. Return on equity was 120.8% in the second quarter.

We did not repurchase any shares in the quarter. Questcor issued its second quarter cash dividend of $0.25 per share to all shareholders of record at the close of business on July 22nd. That dividend is scheduled to be paid today.

Now I’ll turn the call back to Don for a summary and some comments on our outlook.

Don Bailey

Thanks, Mike. So, to summarize, our expanded commercial effort resulted in a strong performance in the second quarter. As we continue to build positive momentum in the business, we believe that demand for Acthar, based on prescriptions being paid, can continue to increase.

In addition, we are strengthening the foundation for additional growth over the near, medium, and long term, with strategic initiatives now underway, as we explore the use of Acthar to treat serious, difficult-to-treat, autoimmune and inflammatory disorders currently on the Acthar label, and continue to explore the use of Acthar for potential new indications.

Operator, we can now open up the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Josh Schimmer, Lazard Capital Markets.

Josh Schimmer

I guess on the first quarter there were a number of kind of one-time-ish-type factors that drove the number there. Can you help maybe quantify which of those were at play, bolstering the second quarter, and how do we think about those ultimately smoothing out as we go into the third and fourth quarter?

Don Bailey

Sure, Josh. Very good question. So, just as a reminder, in the first quarter in particular there were some inventory things going on — some factors that were affecting inventory. And we thought that we ended the first quarter a little low in inventory, especially at the specialty pharmacy locations. We think that situation corrected itself during April, for the most part, as we discussed on the last call. And since then it has stayed pretty steady.

So, we would think that it wouldn’t be unreasonable to say that $5 million to $10 million of the second quarter revenue is really a factor associated with inventory restocking, if you will. And we think — and what can you have to say, Mike, about how the inventory ended the quarter?

Mike Mulroy

Yes. We thought — based on the visibility we have into the channel, we thought inventory remained within the normal range at the end of the quarter.

Don Bailey

Okay. So, that’s normalized now, Josh, and we don’t expect anything. All the other factors that were at play in Q1 have pretty well gone by the wayside.

Josh Schimmer

Great. And then on the sarcoid indication, what’s — I guess there’s some very old literature for Acthar which suggests that at least a short course of therapy can improve the uveitis component. It wasn’t as apparent, the effect on the lung pathology. Is your expectation that the pulmonologists will be treating all the different aspects of the disease, and they will look to treat uveitis? Or, how do you kind of, with this one sales force, attack the potential prescribers of sarcoid, which would include the ophthalmologists, the dermatologists, and the pulmonologists?

Don Bailey

Well, it’s a very good question. And we’ve been receiving some prescriptions over the years, and more lately — far more lately. So, that’s what piqued our interest here. Let me let Steve talk a little bit about this. I don’t think we have really good answers for you yet. And that’s part of that purpose of the pilot program. Steve?

Steve Cartt

Yes. Hi, Josh. Good question. I guess one of the key pieces of information there is that most of patients have the lung manifestations. I think it’s about 90% plus, based on the research we’ve done. But as you say, they can have other manifestations as well. Some of these are clearly on-label. I mean, you have the uveitis, which is an on-label indication, that crops up with sarcoid as well.

So, since pulmonologists are the primary management specialists for this disease, they’ll do the overall management of the patient. This is our understanding at this point. They do the overall management, and they’re kind of the primary caregivers for the patients. But they will sometimes refer out to other specialties to get a consult. But we do feel they’ll be primarily driven through pulmonology.

Of course, this is all very new. We’re — you know, that’s the whole reason for doing these pilots. And we’ve learned so much in these pilots in the past, that has helped steer our strategies and messaging, going forward. We expect it’ll be the same way with sarcoidosis.

Josh Schimmer

And why sarcoid in the pulmonology guys to start with, as opposed to the ophthalmology? Can you just discuss what drove that selection — one versus the other?

Steve Cartt

Well, I — yes. I think — yes. Sarcoidosis is — in some ways, it’s very similar to some of the other indications where we’re already seeing usage. It’s a small physician target audience as opposed to other areas. Ophthalmology’s quite a bit bigger, for example.

So, it really felt like there was good linkage between sarcoidosis and some of our other indications where we’re seeing good usage and good patient feedback right now — for example, lupus. And it seemed to fit the model most closely, and we’re most confident in this one as a next step.

Don Bailey

Yes. Josh, also, we were seeing some prescriptions here, I think, that also helped us sway towards sarcoidosis.

Operator

(Operator Instructions). Steve Byrne, Bank of America Merrill Lynch.

Steve Byrne

I was wondering if you have done any extended-release or formulation work with Synacthen that could potentially lead to some intellectual property?

Don Bailey

Well, certainly, the current formulation of Synacthen is meant to be therapeutic, and hence has an extended-release component to it. We certainly will be looking at various aspects of IP — you know, getting patents with Synacthen, that — and that’s in our plans. We’re not going to discuss exactly what that is, of course.

Steve Byrne

And now that you’ve had a little more opportunity to dig into the ex US marketing authorizations, do you still see that as taking as much as a couple of years to get that transferred?

Don Bailey

Well, we’re well underway. And it will take some time. I’ll let Steve give you a little bit more color on that.

Steve Cartt

Sure. It’s going to be a process, and we’re beginning to have discussions with the distributors and marketing partners Novartis has had for Synacthen. It’s hard to put an exact timeframe on it. We’re going to do it as rapidly as possible, but we have to do — we definitely have to be working closely with Novartis throughout this process, as well as distributors.

So, given that there are a number of different players involved, we probably won’t be able to do it as fast as we’d ideally like to; but I think that, kind of, year, year-and-a-half timeframe, with some distributors and partnerships being brought on earlier in that timeframe, and other ones kind of rolling out over that same time period. It’s something we should expect. It’s not going to be overnight, for sure.

Steve Byrne

Thank you.

Operator

Mario Corso, Mizuho USA.

Mario Corso

Congratulations on the quarter. A couple of things I wanted to ask about. I guess I was a little bit confused about the destocking comment, or restocking comment, I should say. When I run the Rxs through the model, it looks like demand — the vials-per-Rx you talk about — would actually indicate vial shipments that are a few hundred above what you actually shipped. So, it seems to me that demand had still outstripped your shipments in the quarter.

And then, on rheumatology, I’m wondering — obviously, an extremely strong quarter. Do you have a sense from June and July of whether that’s going to continue to go up over the next few quarters if the current trends continue? Thanks.

Don Bailey

Sure. So, on the first question, I guess I gave you kind of a conservative approach to — in my answer to Josh’s similar question. It really depends on the timing of how the vials are applied and the various therapeutic indications.

And recall that, as these prescriptions are written, all the vials aren’t issued right away. They’re — if it’s a three-month course of treatment, the vials tend to get metered out over that three months.

When we run our models, we get anything from what I said was kind of on the conservative end — it — there might have been a little bit of — higher level of inventory than demand. With slightly different assumptions, we would get something closer to what you’re talking about, Mario.

So, I think it really just depends on some unknowns and unknowables, which is exactly what the — what’s going on at the pharmacy level, when they’re metering out these vials to patients.

With respect to rheumatology, it’s a really good question. And Steve, you probably had a little time to think about this, and have been watching the trends. What do you think?

Steve Cartt

Yes. I — we’re feeling pretty encouraged by the early returns in rheumatology. There’s clearly a high unmet need in these disease states where Acthar is FDA-approved — rheumatoid arthritis; lupus; DM/PM, of course; psoriatic arthritis — we’re beginning to see a few prescriptions for that as well.

Given how early we are, and the level of interest, and the fact that now they have an additional treatment option that they — most of the rheumatologists didn’t realize that they had, I would expect to see growth going forward.

I believe we have the head of our Commercial team on the line as well, if I’m not mistaken. Maybe, Eldon, you could comment on what you’re hearing from the field right now, and what your team is hearing as far as interest level in Acthar for these various rheumatology indications, and any feedback you’re getting.

Eldon Mayer

Sure, Steve. Yes. I’d like to also just underscore what you said in the beginning about how early this overall effort is, keeping in mind that we completed the expansion of our rheumatology sales force at the beginning of this year, and even had hires that went into the — well into the first quarter.

So, many of our sales folks are — have still just really only been in territory for a short time. So, the overall effort is at its early stages overall, not just for sales but for marketing. We’re gearing up all of our teams as well.

But to the point of feedback, the feedback has been just very, very positive overall. We hear on a regular basis many success stories about how patients are benefiting from Acthar across all of the indications that we’re promoting. Which is, I think, made even more significant by the fact that when Acthar is typically utilized early on by a doctor, they’re reserving it last-line for some of the worst patients; and still, we’re hearing very positive feedback very often, which is just very encouraging indeed.

So, we’re hearing that, again, across a number of the areas as well. And we’re talking about areas of — where we have very limited datasets, as we are able to augment those efforts with more support, and more ability to educate doctors about the potential benefits of Acthar, I think that bodes very well for the future.

Don Bailey

Hey, Steve, aren’t you also considering expanding that sales force just a little bit?

Steve Cartt

Yes. It’s a good point. We are adding — when we originally aligned the sales force for rheumatology, we actually created about 62 or so territories. We filled 55 of those initially. We wanted to kind of get a feel for how that early effort would go.

And given the positive early results, we’re going ahead and filling the additional seven territories. So, we’re going to be up to 62 reps here within the next couple of months.

Operator

Biren Amin, Jefferies.

Biren Amin

I wanted to ask when this enactment deal is going to close, and have you received any SEC inquiries relating to the agreement?

And also, with regards — I guess, question for David on the preclinical data that you shared with us. When will those data be published or presented? Thanks.

Don Bailey

So, let me let Mike ask the — answer the first question. As we said in our prepared remarks, we can’t comment on any interaction with any government agency. But, why don’t you talk about those two, and then David can talk about the preclinical —

Mike Mulroy

Right. On the first part, Biren — there’s really two parts to the transaction. The US element has already closed. So, we’ve already licensed the product for development in the US.

The international piece will close — I think that was touched upon by Steve Byrne in some of his questioning — when various international marketing authorizations are ready to be transferred over. And there’s a regulatory process, country by country, to do that. And also, with our own — establishing a distribution infrastructure to take over. Which, again, we should expect to happen over the next year to two years, as discussed earlier. David, do you want to talk about the preclinical?

David Young

Yes. In terms of the preclinical, we’re looking at a lot of different disease models relevant to our indications, as well as a lot of basic pharmacology — what’s going on in these different indications or diseases. So, we will have some coming out near the end of the year, but then more will actually come out next year. So, there will be a little bit coming out at the end of the year, both in terms of potential abstracts submitted and publications we may be submitting near the end of the year.

When they actually get publicized to the public — you know, out to the public, that will depend on the — you know, both when the meetings are, as well as when the — if the publication and when the publication’s accepted. So, again, a lot of the material will come out at the beginning and end of next year.

Operator

Tim Chiang, CRT Capital.

Tim Chiang

Don, I had one question for you, which is tied to business development. Certainly, the stock has done extremely well since you announced the Synacthen purchase. I mean, do you have any interest in doing additional business development over the next 12 months?

Don Bailey

Well, Tim, we certainly have done a lot already this year. We’d like to see our cash build back up, frankly. And we have a lot of integration work to do with Synacthen. So, I don’t think we’ll be doing anything else in the very near term, although we may — something small is always possible. We’re very interested in anything that’s in this melanocortin neighborhood.

And for those people who aren’t totally familiar with this, melanocortin hormones come out of the pituitary gland, and both Acthar and Synacthen are in that family. And these melanocortin therapeutics seem to have a very good effect on diseases that are hard to treat.

So, we’re very focused on that area right now, and if there’s something that’s in that sweet spot, then we might have some interest. Otherwise, I don’t think we’ll be doing anything else this year.

Tim Chiang

Okay. Great. Thanks.

Operator

David Amsellem, Piper, Jaffray.

David Amsellem

Just along the lines of business development, there’s a lot of news flow these days about companies trying to buy down their tax rate. And, I guess, what are your thoughts about potentially over time, a transaction to put yourself in a more advantageous position from a tax perspective?

Don Bailey

That’s an excellent question. And our asset is a US asset. It’s really only sold here. I think it’s a little bit more difficult for us to accomplish this; but certainly worth looking at. Mike, do you have any comment on it?

Mike Mulroy

I would just make the generic comment that a transaction would have to make sense on its merits. We’d look at it holistically and [that should be] part of that. But, yes.

David Amsellem

Thanks. And then my second question is on —

Don Bailey

But we did buy Synacthen in Ireland. So, we did form an Irish subsidiary to buy Synacthen, so — or, accomplished a transaction at least; we didn’t technically buy it [there].

Mike Mulroy

Yes. So, the asset we bought from Novartis resides in an Irish sub of Questcor.

Don Bailey

Right.

David Amsellem

Then secondly —

Mike Mulroy

(multiple speakers)

David Amsellem

Secondly, on — and I joined late, so I apologize if you already addressed this. Can you remind us, if you haven’t done so, what you think the duration of treatment should be in sarcoidosis?

Don Bailey

Well, that’s a good question. And I think that right now we’re — well, Steve, why don’t I let you answer that question?

Steve Cartt

Yes. That’s something we’ll learn. Like Don mentioned, we have had a few prescriptions come in. It’s kind of too-small sampling to draw any conclusions from.

But because, like I mentioned earlier, it does carry some similar traits to our rheumatological indications, and we seem to see about an average of five vials, that could be something we end up looking at down the road. But, again, it’s too early. We haven’t really seen enough prescriptions to draw any conclusions at all on that. But we’ll keep you posted.

Don Bailey

Yes. And to remind all investors, over time the initial number of vials used for MS went down, and for nephrotic syndrome they went up. So, we’ve seen it go in both directions in rheumatology still, in the early days, and sarcoidosis even earlier. So —

Operator

(Operator Instructions). James Molloy, Janney.

James Molloy

Actually, I wonder if there’s any follow-up on the sarcoidosis. Any anecdotal feedback you could share from the pulmonologists’ success with the drug? I mean, five vials seems like a good number, and I guess we’ll — as you just said, (inaudible) go up or down, we’ll see as more scrips come in. Any sort of feedback from the field that you could share?

Don Bailey

Steve, have you got any comments?

Steve Cartt

Yes. It’s, again, very small numbers. We have had positive feedback from a couple of doctors we’ve heard from. Obviously, throughout the pilot program, as prescriptions start to take hold a bit, and we hear some more feedback from doctors, and even from patients sometimes, on what they’re seeing, using Acthar for sarcoidosis — we’ll get a much better idea. We’d like to see a ramp-up in prescriptions, and prescriptions being covered by insurance, and also getting positive feedback from patients.

And then, if you overlay the positive results from clinical trials, our experience is that that bodes very, very well for developing a new market. We’ve seen that in our other areas, and hopefully that’ll be the case with sarcoid. But again, it’s — we’re just the beginning of this.

Don Bailey

Yes, Jim. One thing we see over and over again is, doctors, in a lot of cases, aren’t even aware that Acthar is approved for these conditions. So, if you talk to a pulmonologist, they might not even be aware that there’s an approved therapy for sarcoidosis. We saw that with polymyositis. We’ve seen that over and over again, where doctors are surprised to hear that there’s a therapy even available.

James Molloy

Maybe a quick follow-up. Is there sort of a cut-off level at which you’ll say, all right, this is taking root and we’re going to double the sales reps? And then maybe follow-up on that is, any price increases in the quarter?

Don Bailey

Well, we certainly will follow the same formula we’ve used up to now. We’ll let the marketplace tell us when it’s time to increase the sales force. As you know, with MS we went very gradually over a number of years. We went a little faster with nephrology, and we went much more quickly with rheumatology. so, we’ll see how this goes. And yes, we did take a price increase — a small price increase in June.

Operator

Patrick Lin, Primarius Capital.

Patrick Lin

Congrats on the quarter. Just a quick question on whether or not you guys have any plans to do roadshows to meet and catch up with investors, please. Thank you.

Don Bailey

Sure, Patrick. Yes. We have a couple of roadshows in San Francisco and Toronto coming up. And then we’ll be at a conference — we’ll be at the Morgan Stanley Conference, and then I think headed to Chicago in September. So, we look forward to seeing those of you who are on that pathway.

Patrick Lin

Thank you.

Operator

I will now turn the call back over to management for closing remarks.

Don Bailey

Well, I want to thank all the investors for calling in. If you have further questions, please contact our IR team or management. We’ll talk to you all later.

Operator

Ladies and gentlemen, this call will be available for replay today after 7.30 pm through August 6th, 2013 at 11.59 pm. You may access the replay by dialing 800-585-8367 or 404-537-3406, and entering access code 16591264.

That does conclude today’s conference. You may all disconnect, and have a wonderful day.